Exhibit 99.1

CPS Technologies Corporation
Chuck Griffith, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site: www.cpstechnologysolutions.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES SECOND QUARTER 2022 RESULTS

Norton, Massachusetts, August 4, 2022. CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $7.1 million and an operating profit of $669 thousand for the quarter ended July 2, 2022. This compares with revenues of $5.9 million and an operating profit of $253 thousand for the quarter ended June 26, 2021.

Michael McCormack, President and CEO, said: “We are pleased to report that revenues in the second quarter of 2022 were the highest in the company’s history and showed 6.3% improvement over revenues in the first quarter of 2022, our previous record high for a quarter. Even more significantly we show a revenue increase of 21% over the second quarter of 2021. Further, our second quarter operating profit represents an increase of 164% over the second quarter of 2021. We continue to realize returns on the growth initiatives and operational changes we are executing. The team is continuing to drive growth and efficiency to sustain this momentum.

The larger concerns today involve the impacts of inflation, material availability, logistics delays, and a limited labor force. We are not immune to these problems, but to date, none of these issues has had a significant impact on our business. While inflation affects both wages and material costs, we have been able to cope with these in the form of increased manufacturing efficiencies and small price increases. In an uncertain overall economic environment, we remain very pleased with our second quarter performance and are confident in our outlook.

Beyond Fiscal Year 2022, we remain cautiously optimistic that our collective growth initiatives, specifically in longer-term new product development investments, will expand the current product lines both in terms of revenues and earnings. We have re-engaged with the Small Business Innovation Research (SBIR) and Small Business Technology Transfer (STTR) programs having made several submissions and will continue to do so. We have announced the award of 2 contracts under these programs, one for the Army and the other for the Navy. Lastly, we continue to make measured investments to increase the capacity of our current high-volume manufacturing.”

The Company will be hosting its second quarter conference call with investors at 9:00 AM on Friday, August 5. Those interested in participating in the conference call should dial:

Call in Number: 1-888-504-7949

Conference ID: 840275

We encourage those who wish to participate, to call in 10 minutes before the scheduled start time to ensure the operator can connect you prior to the start of the call.

111 South Worcester Street, Norton, Massachusetts 02766-2102    Tel: 508-222-0614  Fax: 508-222-0220

CPS is Certified to the ISO 9001 Standard

Visit us on the Web:  www.cpstechnologysolutions.com

About CPS
CPS is a technology and manufacturing leader in producing high-performance energy management components that facilitate the electrification of the economy. Our products and intellectual property include critical pieces of the technology puzzle for electric trains and subway cars, wind turbines, hybrid vehicles, electric vehicles, the smart electric grid, 5G infrastructure and others. CPS hermetic packages can be found in many Aerospace and Satellite applications including the GPS III satellite and the Mars rover. CPS armor products provide exceptional ballistic protection and environmental durability at very light weight. CPS is committed to innovation and to supporting our customers in building solutions to this planet's problems.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2022 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORP. Statements of Operations (Unaudited)

	Three Months Ended		Six Months Ended
	July 2,	June 26,	July 2,	June 26,
	2022	2021	2022	2021
	------------	------------	------------	------------
Revenues:
Product sales	$7,070,743	$5,862,183	$13,723,457	$10,727,890
	------------	------------	------------	------------
Total revenues	7,070,743	5,862,183	13,723,457	10,727,890

Cost of product sales	5,242,106	4,510,600	9,931,330	8,432,168
	------------	------------	------------	------------
Gross Margin	1,828,637	1,351,583	3,792,127	2,295,722

Selling, general, and administrative expense	1,159,157	1,098,616	2,575,550	2,007,087
	------------	------------	------------	------------
Income from operations	669,480	252,967	1,216,577	288,635

Interest income (expense), net	1,594	(13,769)	(319)	(18,079)
	------------	------------	------------	------------
Net income before income tax	671,074	239,198	1,216,258	270,556
Income tax provision	215,966	--	341,714	456
	------------	------------	------------	------------
Net income	$455,108	$239,198	$874,544	$270,101
	=========	=========	=========	=========
Net income per basic common share	$0.03	$0.02	$0.06	$0.02
	------------	------------	------------	------------

CPS TECHNOLOGIES CORP.
Balance Sheet (Unaudited)

	July 2,	December 25,
	2022	2021
ASSETS	-------------	-------------

Current assets:
Cash and cash equivalents	$5,076,282	$5,050,312
Accounts receivable-trade, net	4,536,973	4,870,021
Inventories, net	4,665,719	3,911,602
Prepaid expenses and other current assets	313,501	225,873
	-------------	-------------
Total current assets	14,592,475	14,057,808
	-------------	-------------
Net property and equipment	1,412,923	1,322,494

Right-of-use lease asset	528,000	586,000
Deferred taxes, net	2,482,720	2,823,978
	-------------	-------------
Total Assets	$19,016,118	$18,800,719
	=========	=========
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Note payable, current portion	$47,321	55,906
Accounts payable	1,621,278	2,100,251
Accrued expenses	648,180	1,086,429
Deferred revenue	1,752,543	1,707,138
Lease liability, current portion	157,000	155,000
	-------------	-------------
Total current liabilities	4,226,322	5,104,724
	-------------	-------------
Note payable less current portion	77,120	98,684
Long term lease liability	371,000	431,000
	-------------	-------------
Total liabilities	4,674,442	5,634,408

Total stockholders’ equity	14,341,676	13,166,311
	-------------	-------------
Total liabilities and stockholders’ equity	$19,016,118	$18,800,719
	==========	==========